Exhibit 5.1

SIMPSON THACHER & BARTLETT LLP

425 LEXINGTON AVENUE

NEW YORK, N.Y. 10017-3954

(212) 455-2000

FACSIMILE (212) 455-2502

DIRECT DIAL NUMBER	E-MAIL ADDRESS
(212) 455-2812	RFENYES@STBLAW.COM

November 12, 2014

PRA Health Sciences, Inc.

4130 ParkLake Avenue, Suite 400

Raleigh, North Carolina 27612

Ladies and Gentlemen:

We have acted as counsel to PRA Health Sciences, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to up to 8,156,412 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”), that may be issued by the Company pursuant to the PRA Health Sciences, Inc. 2014 Omnibus Incentive Plan (the “2014 Plan”) or upon the exercise of 4,956,412 options issued and outstanding under the 2013 Stock Incentive Plan for Key Employees of PRA Health Sciences, Inc. and its Subsidiaries, the exercise of 1,806,739 options outstanding under the PRA Holdings, Inc. Equity Incentive Plan, the exercise of 188,781 options outstanding under the PRA International 2004 Incentive Award Plan, the exercise of 2,795 options outstanding under the Research Pharmaceutical Services, Inc. 2007 Equity Incentive Plan and the exercise of 33,533 options outstanding under the Research Pharmaceutical Services, Inc. 2002 Equity Incentive Plan (collectively with the 2014 Plan, the “Plans”).

We have examined the Registration Statement and the Plans, which have been filed with the Commission as exhibits to the Registration Statement.  We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.  As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that upon issuance and delivery in accordance with the applicable Plan, the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP